FROM:                                       FOR:
Padilla Speer Beardsley Inc.                FSI International, Inc.
224 Franklin Avenue West                    322 Lake Hazeltine Drive
Minneapolis, Minnesota  55404               Chaska, Minnesota  55318
                                            (Nasdaq: FSII)

Marian Briggs 612/871-8877                  Benno Sand 612/448-8936


FOR IMMEDIATE RELEASE
- ---------------------

FSI INTERNATIONAL, INC. ANNOUNCES COMPLETION OF THE ACQUISITION OF SEMICONDUCTOR SYSTEMS, INC.

          MINNEAPOLIS, April 8, 1996 -- FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the semiconductor industry, today announced that it has consummated its previously announced agreement to acquire Semiconductor Systems, Inc. Under the agreement, Semiconductor Systems shareholders are entitled to receive, in the aggregate, approximately 1,739,200 shares of FSI common stock. In addition, FSI has issued options covering, in the aggregate, approximately 60,800 shares of FSI common stock, in substitution of previously outstanding options to acquire Semiconductor Systems common stock.

          Joel Elftmann, FSI's chairman, president and chief executive officer, said, "The acquisition of Semiconductor Systems, with its people, technology and expertise, positions FSI's Microlithography Division to provide a broader range of products to existing and future customers, including resist processing equipment used in conjunction with thin film head and flat panel display manufacturing."

          Semiconductor Systems' products include the ORBITRAK(R) Semiconductor Processing System, APEX Flat Panel Display Processing System and Scorpio Processing System. The Orbitrak system is recognized as a precision, small footprint, lithography processing system, while the Scorpio System is primarily used in the manufacturing of thin film heads and multi-chip modules. The company also manufactures two track products: the System 500 and 150 Lithography Processing Systems. Semiconductor Systems' operations are located in Fremont, California.

          Semiconductor Systems' backlog was approximately $11 million as of February 25, 1996. Since orders can be canceled or delayed by customers, the backlog is not necessarily indicative of the contribution Semiconductor Systems will make to combined sales in future periods.

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April 8, 1996
Page 2


          Although the acquisition of Semiconductor Systems did not occur until after the end of FSI's fiscal 1996 second quarter, on a pro forma basis, assuming the acquisition occurred immediately prior to the beginning of the respective periods, the financial results of the combined operations would have been as follows:

     . For the second fiscal quarter, sales would have been $75.4 million, compared with $49.0 million in the year-earlier period. The company's net income would have been $8.4 million or $.36 per share, versus net income of $4.4 million, or $.27 per share, last year.

     . For the first half of fiscal 1996, sales would have been $145.8 million, up 68.8 percent from $86.4 million last year. The company's fiscal 1996 first half net income would have been $16.1 million, or $.69 per share, compared to $7.8 million, or $.48 per share, in the earlier period.

     In the fiscal 1996 third quarter, the company expects to record an $800,000 charge to earnings, or approximately $.03 per share, relating to Semiconductor Systems' acquisition costs. In addition, the Company expects to recognize a $1.5 million tax benefit, or approximately $.06 per share, to reflect the effect of recording net deferred tax assets of Semiconductor Systems as if it had been a C corporation versus an S corporation.

     Certain of Semiconductor Systems' customers recently announced their intent to delay construction of or equipping semiconductor manufacturing facilities.
As a result, the acquisition is estimated to be slightly dilutive ($.02 - $.03 per share) to FSI's combined financial results for the second half of fiscal 1996, after inclusion of the acquisition costs and tax benefit discussed above. Any order cancellations or additional delays by FSI's or Semiconductor Systems' customers could have an adverse effect on FSI's financial results for the second half of fiscal 1996.

     Except for the historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. In addition to the factors discussed above, other factors that could cause actual results to differ materially from those described in the forward-looking statements include: volatility in the demand and price for semiconductors; the risk of push-outs of delivery dates for equipment orders; the risk of order cancellations; the risk of delays in introducing new products and the market's acceptance of such

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April 8, 1996
Page 3



products; the successful integration of the personnel, products and operation of Semiconductor Systems with those of FSI; and other risk factors described in the company's most recently filed SEC documents, such as its Form 10-K filed November 22, 1995, Form 10-Q filed January 8, 1996, and Form S-4 filed March 6, 1996.

     FSI International, Inc. is a leader in producing automated surface conditioning equipment for processing silicon wafers. The company develops, manufactures, markets and services photoresist processing cluster tools, spray processing systems, vapor phase processing systems, and chemical management systems for use in the fabrication of advanced semiconductor integrated circuits. FSI's customers include semiconductor manufacturers located throughout North America, Europe, Japan and the Far East.



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                            FSI INTERNATIONAL, INC.
                       PRO FORMA STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)


                                          Second Quarter Ended    Six Months Ended
                                          ---------------------  -------------------
                                           Feb. 24,   Feb. 25,   Feb. 24,   Feb. 25,
                                             1996       1995       1996       1995
                                          ----------  ---------  ---------  --------
                                               (unaudited)           (unaudited)
Income Statement Data:

  Sales                                     $75,432     $48,963  $145,776    $86,353
  Gross profit                               32,989      21,131    62,789     37,899
  Selling, general & administrative          14,235       8,953    26,989     16,721
   expenses
  Research & development expenses             9,473       6,837    18,005     12,533
  Operating income                            9,281       5,341    17,795      8,645
  Interest expense                              112          20       235         30
  Interest income                             1,275         120     2,704        273
  Other (expense) income                        (10)         84       (74)        80
  Income before income taxes                 10,434       5,525    20,190      8,968
  Income taxes                                3,799       1,455     7,296      2,488
  Minority interest                             116          --       278         --
  Equity in earnings of affiliates            1,894         322     3,451      1,322
  Net income                                $ 8,413     $ 4,392  $ 16,067    $ 7,802
  Net income per common share                  $.36        $.27      $.69       $.48
  Weighted average common shares             23,147      16,476    23,235     16,323


Note: The above unaudited pro forma combined financial information presents the pro forma effect of the acquisition of Semiconductor Systems, Inc. by FSI on FSI's historical results of operations using the pooling-of-interest method of accounting. The pro forma combined statements of operations for the fiscal quarters and six-month periods ended February 24, 1996 and February 25, 1995 are presented as though the acquisition had occurred immediately prior to the beginning of the respective periods using FSI's consolidated statements of operations for the quarters and six months ended February 24, 1996 and February 25, 1995 and Semiconductor Systems' statements of operations for the quarter and six months ended February 25, 1996 and February 26, 1995. Pro forma data includes adjustments for the effect of recognizing income tax expense for Semiconductor Systems as if it had been a C Corporation versus an S Corporation. The above pro forma information is not necessarily indicative of the operating results that would have occurred if the acquisition had occurred on the dates indicated or the results which may be obtained in the future.

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